Exhibit 10.1

FIRST AMENDMENT TO LEASE AGREEMENT

This FIRST AMENDMENT TO LEASE AGREEMENT ("First Amendment") is made and entered into as of September 17, 2019, by and between HCP, INC., a Maryland corporation ("Landlord"), and VAXART, INC., a Delaware corporation ("Tenant").

R E C I T A L S :

A.     Landlord (as successor-in-interest to CRP EDGEWATER, L.L.C.) and Tenant are parties to the Lease Agreement dated April 17, 2015 (the "Lease"), pursuant to which Tenant leases approximately 5,188 rentable square feet of space, commonly known as Suite 200 (the "Premises") in the building (the "Building") located at 290 Utah Avenue, South San Francisco, California.

B.     The parties desire to amend the Lease on the terms and conditions set forth in this First Amendment.

A G R E E M E N T :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.     Terms. All capitalized terms when used herein shall have the same respective meanings as are given such terms in the Lease unless expressly provided otherwise in this First Amendment.

2.     Condition of the Premises. Landlord and Tenant acknowledge that Tenant has been occupying the Premises pursuant to the Lease, and therefore Tenant continues to accept the Premises in its presently existing, "as is" condition. Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, the Building, or the Project or with respect to the suitability of the same for the conduct of Tenant's business.

3.     Term.

3.1.     Extended Term. Pursuant to the Lease, the term of the Lease (the "Lease Term") is scheduled to expire on April 30, 2020. Landlord and Tenant hereby agree to extend the Lease Term for a period of five (5) years, from May 1, 2020, through April 30, 2025 (the "Extended Term"), on the terms and conditions set forth in the Lease, as hereby amended by this First Amendment, unless sooner terminated as provided in the Lease.

3.2.     No Further Right to Extend Lease Term. Landlord and Tenant acknowledge and agree that the Extended Term provided herein shall be deemed to represent Tenant's option to extend the Lease Term as provided in Section 68 of the Lease, and therefore, effective as of the date of this First Amendment, Section 68 of the Lease shall be terminated and of no further force or effect.

4.     Rent.

4.1.     Base Rent. During the Extended Term, Tenant shall pay monthly installments of Base Rent for the Premises as follows, and otherwise shall pay Base Rent in accordance with the terms of the Lease:

Period During Extended Term	Annual Base Rent	Monthly Installment of Base Rent	Monthly Rental Rate per Square Foot
May 1, 2020 – April 30, 2021	$317,505.60	$26,458.80	$5.10
May 1, 2021 – April 30, 2022	$328,618.30	$27,384.86	$5.28
May 1, 2022 – April 30, 2023	$340,119.94	$28,343.33	$5.46
May 1, 2023 – April 30, 2024	$352,024.13	$29,335.34	$5.65
May 1, 2024 – April 30, 2025	$364,344.98	$30,362.08	$5.85

4.2.     Operating Expenses and Real Property Taxes. Prior to and continuing throughout the Extended Term, Tenant shall pay Tenant's Percentage Share of all Operating Expenses and Real Property Taxes which arise or accrue with respect to the Premises pursuant to the terms of the Lease.

5.     Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this First Amendment other than CBRE, Inc. and Kidder Matthews (the "Brokers"), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this First Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party. The terms of this Section 5 shall survive the expiration or earlier termination of the term of the Lease, as hereby amended.

6.     Security Deposit. Notwithstanding anything in the Lease to the contrary, the security deposit held by Landlord pursuant to the Lease, as amended hereby, shall equal $60,724.16. Landlord and Tenant acknowledge that, in accordance with the Lease, Tenant has previously delivered the sum of $42,041.80 to Landlord as security for the faithful performance by Tenant of the terms, covenants and conditions of the Lease. Concurrently with Tenant's execution of this First Amendment, Tenant shall deposit with Landlord an amount equal to $18,682.36 to be held by Landlord as a part of the security deposit. To the extent that the total amount held by Landlord at any time as security for the Lease, as hereby amended, is less than $60,724.16, Tenant shall pay the difference to Landlord within ten (10) days following Tenant's receipt of notice thereof from Landlord.

7.     California Required Disclosures. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Premises have not undergone inspection by a Certified Access Specialist (CASp). As required by Section 1938(e) of the California Civil Code, Landlord hereby states as follows: "A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises." In furtherance of the foregoing, Landlord and Tenant hereby agree as follows: (a) any CASp inspection requested by Tenant shall be conducted, at Tenant's sole cost and expense, by a CASp approved in advance by Landlord; and (b) Tenant, at its cost, is responsible for making any repairs within the Premises to correct violations of construction-related accessibility standards; and, if anything done by or for Tenant in its use or occupancy of the Premises shall require repairs to the Building (outside the Premises) to correct violations of construction-related accessibility standards, then Tenant shall, at Landlord's option, either perform such repairs at Tenant's sole cost and expense or reimburse Landlord upon demand, as additional rent, for the cost to Landlord of performing such repairs.

8.     No Further Modification. Except as specifically set forth in this First Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

[SIGNATURES FOLLOW ON NEXT PAGE]

IN WITNESS WHEREOF, this First Amendment has been executed as of the day and year first above written.

LANDLORD: HCP, INC., a Maryland corporation By: /s/ SCOTT BOHN Name: Scott Bohn Its: Senior Vice President	TENANT: VAXART, INC., a Delaware corporation By: /s/ WOUTER LATOUR Wouter Latour Print Name Its: CEO By: Print Name Its: